EXHIBIT 99.1

Bioject Medical Technologies Inc.
John Gandolfo, Chief Financial Officer
Cecelia C. Heer, Director, Investor Relations
908-470-2800, ext. 5103
www.bioject.com

BIOJECT REPORTS

FIRST-QUARTER 2004 RESULTS

Revenues increase 173% Over Prior Year

BEDMINSTER, NJ, April 28, 2004 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today announced financial results for the first quarter of 2004, which ended March 31, 2004.

For the first quarter, Bioject reported revenues of $3.0 million, an increase of 173% over first-quarter 2003 revenues of $1.1 million.  The Company reported a first-quarter 2004 operating loss of $1.6 million and net loss of $1.5 million, compared to an operating and net loss of $2.3 million and $2.2 million, respectively, in the comparable year-ago quarter.

Basic and diluted net loss per common share for the first-quarter 2004 were $0.12 per share on 12.5 million weighted average shares outstanding, compared to a net loss of $0.21 per share on 10.6 million weighted average shares outstanding for the same period last year.

“During the quarter, we expanded our relationship with Merial by signing an additional license and supply agreement for a modified version of the Vitajet® for use in veterinary clinics to administer vaccines for the companion animal market.  This product is expected to be commercialized in early 2005 and contribute between $2.0 and $3.0 million in recurring revenues per year to Bioject for the initial vaccine.  The transaction is a positive affirmation of our core strategy to expand existing relationships,” said Jim O’Shea, Chairman, President, and CEO.

“We are pleased with our record first-quarter revenues as the Company significantly increased product sales of needle-free vial adapters and cool.click™ products as well as license and development fees from different partners including Merial.  In addition, we remain highly focused on our objective of adding new corporate partners,” concluded O’Shea.

The Company will conduct a conference call to discuss first-quarter results on

Thursday, April 29, 2004 at 10:00 a.m. Eastern Daylight Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, and Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems.  Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical and biotechnology companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future revenues and earnings and additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™, the SeroJet™ and the Vitajet®, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information on Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2004	2003
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$2,006	$783
Licensing and technology fees	1,000	317
	3,006	1,100
Operating Expenses
Manufacturing	1,802	929
Research and development	1,497	1,140
Selling, general and administrative	1,283	1,336
Total operating expenses	4,582	3,405

Operating loss	(1,576)	(2,305)
Other income	64	90
Net loss allocable to common shareholders	(1,512)	(2,215)

Basic and diluted net loss per common share	$(0.12)	$(0.21)

Shares used in per share calculations	12,488,035	10,648,355

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$7,382	$6,894
Marketable securities	2,259	2,259
Accounts receivable	1,698	1,300
Receivable from related party, current portion	55	74
Inventories	1,666	1,388
Other	294	227
	13,354	12,142

Long-term marketable securities	—	3,087
Restricted funds	1,500	1,500
Property and equipment, net	4,873	4,760
Other assets, net	1,021	979
Total assets	$20,748	$22,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$273	$175
Accounts payable and accrued liabilities	2,098	2,012
Deferred revenue	67	434
	2,438	2,621
Long term liabilities:
Long term lease payable	74	82
Long-term debt	1,227	1,325
Deferred revenue	468	484

Shareholders’ equity:
Preferred stock	—	19,549
Common stock	108,423	88,777
Accumulated deficit	(91,882)	(90,370)
	16,541	17,956
Total liabilities and shareholders’ equity	$20,748	$22,468